Exhibit 23.2

Consent of Independent Certified Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Amended and Restated 2006 Long-Term Equity Incentive Plan of Syniverse Holdings, Inc. of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Syniverse Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Syniverse Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 22, 2009 Tampa, Florida	Certified Public Accountants